Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Annual Report (Form 10-K) of Oragenics, Inc. of our report dated March 30, 2016, with respect to the 2015 and 2014 financial statements of Oragenics, Inc. We consent to the incorporation of our report by reference in the following Registration Statements:

(i)	Form S-8 Registration Statements (Nos. (Nos. 333-110646, 333-150716, 333-163083 and 333-184588) of Oragenics, Inc. pertaining to the Oragenics, Inc. 2012 Equity Incentive Plan; and

(ii)	Registration Statements (Form S-1 No. 333-183685) and related Prospectus of Oragenics, Inc. for the registration of 9,437,834 shares of its common stock and (Form S-3 No. 333-190609).

/s/ Mayer Hoffman McCann P.C.

Clearwater, Florida

March 30, 2016